[DOMINION LOGO]

FOR IMMEDIATE RELEASE

DOMINION RESOURCES ANNOUNCES RETIREMENTS,
ADDITIONAL SENIOR MANAGEMENT ELECTIONS

RICHMOND, Va., Oct. 14, 2002 - Dominion (NYSE: D) today announced the retirement of Edgar M. Roach, Jr. as president and chief executive officer of Dominion Delivery, effective Dec. 1. Roach will be succeeded by Admiral Jay L. Johnson, who joined Dominion two years ago as senior vice president-business excellence when he retired as the United States Chief of Naval Operations.

The company also announced the retirement of James P. O'Hanlon as president and chief operating officer of Dominion Energy, also effective Dec. 1. O'Hanlon's responsibilities will be assumed and divided between two Dominion senior vice presidents, Paul D. Koonce and Mark E. McGettrick.

Roach and O'Hanlon will remain active as company employees until Feb. 1 to ensure a smooth transition.

Thos. E. Capps, Dominion chairman, president and chief executive officer, said:

"Ed Roach and Jim O'Hanlon have contributed immensely to the long-term success of the Dominion enterprise. They bear substantial credit for the depth and skill of the organization that is now in place to ensure a smooth management transition and continuation of the top-flight operations our investors and customers have come to expect.

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"Ed caps a 30-year relationship with the company that began in his role as outside legal counsel and regulatory expert and culminated in his joining and rising through the ranks of senior management. During his most recent assignment as head of Dominion's delivery business to nearly 4 million customers in five states, we improved and strengthened our record of service, reliability and efficiency. We've also admired Ed's enthusiastic participation as a leader in numerous charitable and civic endeavors. Ed has particularly distinguished himself with his support of the Pittsburgh Cultural Trust and his position as board member at the University of Pittsburgh and the Virginia State Chamber of Commerce. We'll miss his diligence, energy and determination, but wish him well.

"As Dominion's former chief nuclear officer, Jim presided over the successful expansion of America's most efficient commercial nuclear program. During his tenure as president of Dominion Energy, our fleet of Virginia generating units maintained and enhanced their industry-leading reputations for efficiency, safety and reliability. On his watch, the company acquired and integrated a major Connecticut station into the Dominion program. Jim mixes high levels of technical expertise with strong management skills and an engaging and effective way with people. We wish him all the best."

Johnson served as Chief of Naval Operations and as a member of the Joint Chiefs of Staff from 1996 until his retirement in July 2000. He served as commander of the U.S. Second Fleet from 1994 until 1996 and as commander of the U.S.S. Theodore Roosevelt Battle Group from 1992 until 1994. Johnson graduated from the U.S. Naval Academy in 1968 and served two combat tours of duty as a naval aviator in Vietnam. He held various squadron and fleet commands and onshore senior management assignments throughout his 32-year naval career.

"Jay Johnson brought to our company some of the best organizational and management experience in the nation. He is uniquely qualified to take the reins of Dominion Delivery. His new perspectives will add significant value," Capps said.

Koonce and McGettrick will report to Thomas F. Farrell, chief executive officer of Dominion Energy.

Koonce will become chief executive officer-transmission at Dominion Energy, where he will continue to oversee the company's energy trading and will add responsibility for natural gas and electric transmission management. Gary L. Sypolt, now president of the Dominion Transmission natural gas pipeline, will add electric transmission to his responsibilities and become president of Dominion's electric and natural gas transmission unit. Kevin T. Howell will remain president of Dominion Energy Clearinghouse. Both will report to Koonce.

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McGettrick will be Dominion Energy's president and chief executive officer-generation and relinquish his position as president of Dominion Resources Services. He will be replaced by Mary C. Doswell, who is now vice president-billing & credit in Dominion Delivery.

Koonce is a 1982 graduate of the University of Tennessee. He has spent the past 20 years in the energy industry holding staff and senior management positions with Transcontinental Gas Pipeline, Sonat Energy Services, and Consolidated Natural Gas. McGettrick is a 1979 graduate of George Mason University. He has spent the past 20 years holding senior staff and senior management positions at Dominion. Doswell is a 1980 graduate of Mount Holyoke College and holds a master's degree from the Massachusetts Institute of Technology. She, too, has 20 years of senior staff and senior management positions at Dominion.

Farrell said:

"Paul Koonce and Mark McGettrick have discharged their responsibilities with distinction, accomplishment and a unique ability to develop innovative solutions in a fast-moving sector. They are emerging as two of the industry's most dynamic professionals."

Capps said:

"Mary Doswell brings a wealth of knowledge, tremendous breadth of administrative and operation experience and superb results in all that she does."

Dominion, headquartered in Richmond, is one of the nation's largest producers of energy.

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